Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)
Registration Statements (Forms S-8 No. 333-73790, No. 333-138177, and No. 333-160292) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(2)	Registration Statement (Form S-8 No. 333-175859) of Belden Inc. pertaining to the 2011 Long-Term Performance Incentive Plan, and

(3)	Registration Statement (Form S-3 No. 333-211717) of Belden Inc.;

of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of Belden Inc., and the effectiveness of internal control over financial reporting of Belden Inc., included in this Annual Report (Form 10-K) of Belden Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 17, 2017